Exhibit 99.1

Solera National Bancorp Reports Second Quarter, First Half 2014 Financial Results Reflecting Solid Asset Quality, Strong Capital Ratios, and Loan Growth
LAKEWOOD, Colo., August 6, 2014 -- Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, today reported financial results for the three and six months ended June 30, 2014. For the three months ended June 30, 2014, the Company reported a net loss of $23,000 or $(0.01) per share compared to net income of $439,000 or $0.17 per share for the three months ended June 30, 2013. For the six months ended June 30, 2014, the Company reported a net loss of $392,000 or $(0.15) per share compared to net income of $620,000 or $0.24 per share for the six months ended June 30, 2013.
Robert J. Fenton, newly appointed President and CEO, commented: “Our Company enters the second half of the year with solid asset quality, strong capital ratios, a portfolio of loans that has grown compared to a year ago, and a stable deposit base to support our lending activity. We recently announced the addition of two prominent Denver-based individuals to our board of directors and are encouraged by the new energy that has been brought to the board.”
Fenton continued: “The Company has a new board of directors and is in the process of rebuilding the management team. During this period of transition in Solera’s leadership, our entire team has performed admirably seeking out new business opportunities, building client relationships, and providing the consistently high level of service for which Solera National Bank is known.
"We believe the Company is positioned to grow and operate with greater efficiency. However, the third quarter will have challenges due to sharply reduced noninterest income as all of our residential mortgage loan officers, and the majority of related operations staff, tendered their resignations in July to join other organizations. The new Board is committed to this line of business and is exploring strategic opportunities to re-enter this business in a meaningful way. In the interim, we will stay focused on our traditional strength as a commercial bank and operate with a very lean and efficient structure. This will include de-registering from being an SEC reporting company, which is expected to save the Company between $100,000 and $150,000 annually.”
Chief Financial Officer Melissa Larkin noted: “It is important for our shareholders to know that although we will be de-registering as an SEC reporting company, we will still have transparent financial reporting through publication of quarterly earnings releases and annual audited financial statements. Importantly, there will still be liquidity in our stock as we remain traded over-the-counter and our current market makers continue to make a market for our stock.”
Review of Operations
Interest and fees on loans were $1.10 million in second quarter 2014 compared to $868,000 in second quarter 2013, primarily reflecting an increased level of net loans. For the six months of 2014, interest and fees on loans was $2.22 million compared to $1.66 million for the six months of 2013. Total interest income was $1.62 million for the three months ended June 30, 2014 compared to $1.42 million for the three months ended June 30, 2013. For the six months of 2014, total interest income increased to $3.23 million compared to $2.77 million for the six months of 2013.
Total interest expense was $314,000 in second quarter 2014 compared to $297,000 in second quarter 2013. For the six months ended June 30, 2014, total interest expense was $623,000 compared to $593,000 for the six months ended June 30, 2013. In second quarter 2014, the Company’s net interest income after provision for loan and lease losses increased to $1.15 million compared to $1.12 million in second quarter 2013. For the six months ended June 30, 2014, net interest income after provision for loan and lease losses rose to $2.45 million compared to $2.17 million for the six months ended June 30, 2013.

Solera's net interest margin was 3.27% in second quarter 2014, up from 2.82% in second quarter 2013, and relatively stable compared to 3.37% in first quarter 2014. Fenton said the Company remains focused on building earning assets while diligently managing expenses.
Total noninterest income in second quarter 2014 was $1.67 million compared to $2.69 million in second quarter 2013, primarily reflecting a sharp decline in gain on loans sold as residential mortgage refinancing activity slowed. This trend can also be seen in the six months results where noninterest income in 2014 was $1.7 million less, at $2.7 million, than the $4.4 million for the same period in 2013.
Total noninterest expense in second quarter 2014 declined to $2.84 million compared to $3.38 million in second quarter 2013, primarily reflecting lower employee-related expenses. A portion of the decline is related to reduced residential mortgage volume and therefore lower commission expense. The remainder is due to the Company’s focus on operating with a leaner, more efficient structure. These cost savings were partially offset by nonrecurring charges of approximately $260,000 related to write-downs on the Bank’s two OREO properties that are now under contract. For the six months ended June 30, 2014, total noninterest expense was $5.52 million compared to $5.91 million for the six months ended June 30, 2013.
“Expenses related to the Company’s proxy activities created a considerable drag on earnings in the first half of the year,” explained Fenton. “With this behind us, we expect a reduced level of noninterest expense over the balance of the year.”
Balance Sheet Review, Credit Quality and Shareholder Value
The Company demonstrated year-over-year loan growth as net loans, after allowance for loan and lease losses, increased to $82.20 million at June 30, 2014 compared to $64.81 million at June 30, 2013. The Company’s allowance for loan and lease losses was $1.30 million, or 1.56% of gross loans, at June 30, 2014 compared to $1.09 million, or 1.65% of gross loans, at June 30, 2013.
Total deposits at June 30, 2014 were $128.09 million compared to $124.74 million at June 30, 2013. Total assets were $167.97 million at June 30, 2014 compared to $170.23 million at June 30, 2013, primarily reflecting the increase in net loans, partially offset by a decrease in investment securities as the Company funded new loans originated through the proceeds generated from the sale of securities. This strategy had the benefit of reducing the Company’s interest rate risk within the available-for-sale investment portfolio.
The Bank's asset and loan quality measurements continued to demonstrate soundness and stability. With one non-performing loan at June 30, 2014, the ratio of non-performing loans to gross loans was 0.19%, and non-performing assets to total assets was 0.88%. The Company added $150,000 to the allowance for loan and lease losses during the second quarter 2014 primarily due to the increase in gross loans.
As of June 30, 2014, the Bank continued to exceed accepted regulatory standards for a well-capitalized institution, with a tier 1 leverage ratio of 9.8%, a tier 1 risk-based capital ratio of 14.5%, and a total risk-based capital ratio of 15.6%.
Tangible book value per share, excluding accumulated other comprehensive income, was $6.82 for the quarter ended June 30, 2014 compared to $7.67 at June 30, 2013. Total stockholders’ equity was $18.28 million at June 30, 2014 compared to $18.73 million at June 30, 2013, and up from $17.55 million at March 31, 2014. Year-over-year total stockholders’ equity comparisons partially reflected an improvement in accumulated other comprehensive loss as a result of increases in the fair value of the Bank's available-for-sale investment portfolio.
Fenton concluded: “Having served Solera as CFO since its inception, I am delighted to have been appointed President and CEO, with the opportunity to guide the Bank as we enter a new era of commitment to our core strengths and capabilities. We believe there are meaningful opportunities to grow the Bank’s market share, deliver a greater portion of revenue to the bottom line by operating efficiently and productively, and build value for our shareholders in the process.”

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.
Cautions Concerning Forward-Looking Statements:
This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. ("Company") and its wholly-owned subsidiary, Solera National Bank ("Bank"), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company's Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contact:    Solera National Bancorp, Inc.
Robert J. Fenton, President & CEO
(303) 202-0933

FINANCIAL TABLES FOLLOW

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
($000s)	6/30/2014	3/31/2014	6/30/2013
ASSETS
Cash and due from banks	$868	$1,054	$765
Federal funds sold	—	—	300
Interest-bearing deposits with banks	257	257	257
Investment securities, available-for-sale	59,652	66,341	75,375
FHLB and Federal Reserve Bank stocks, at cost	1,403	2,091	2,386
Gross loans	83,423	81,963	65,822
Net deferred (fees)/expenses	73	89	78
Allowance for loan and lease losses	(1,300)	(1,126)	(1,088)
Net loans	82,196	80,926	64,812
Loans held for sale	14,383	8,266	17,251
Premises and equipment, net	798	845	980
Other real estate owned	1,485	1,746	1,776
Accrued interest receivable	652	674	726
Bank-owned life insurance	4,389	4,353	4,121
Other assets	1,887	1,585	1,483
TOTAL ASSETS	$167,970	$168,138	$170,232

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits	$4,747	$6,118	$4,615
Interest-bearing demand deposits	8,197	10,535	11,160
Savings and money market deposits	49,159	52,593	50,575
Time deposits	65,983	62,784	58,385
Total deposits	128,086	132,030	124,735

Accrued interest payable	74	71	70
Short-term FHLB borrowings	14,141	8,683	17,807
Long-term FHLB borrowings	6,500	8,500	7,500
Accounts payable and other liabilities	889	1,305	1,387
TOTAL LIABILITIES	149,690	150,589	151,499

Common stock	27	27	26
Additional paid-in capital	26,840	26,736	26,315
Accumulated deficit	(8,407)	(8,384)	(6,739)
Accumulated other comprehensive loss	(78)	(728)	(869)
Treasury stock, at cost, 14,208 shares	(102)	(102)	—
TOTAL STOCKHOLDERS' EQUITY	18,280	17,549	18,733
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$167,970	$168,138	$170,232

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	Three Months Ended			Six Months Ended
($000s, except per share data)	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Interest and dividend income
Interest and fees on loans	$1,098	$1,122	$868	$2,220	$1,658
Interest on loans held for sale	104	53	121	157	215
Investment securities	397	416	411	813	857
Dividends on bank stocks	16	15	19	31	34
Other	3	2	2	5	3
Total interest income	1,618	1,608	1,421	3,226	2,767
Interest expense
Deposits	274	269	257	543	514
FHLB borrowings	40	40	40	80	79
Total interest expense	314	309	297	623	593
Net interest income	1,304	1,299	1,124	2,603	2,174
Provision for loan and lease losses	150	—	—	150	—
Net interest income after provision for loan and lease losses	1,154	1,299	1,124	2,453	2,174
Noninterest income
Customer service and other fees	30	27	23	57	42
Other income	36	37	36	73	55
Gain on loans sold	1,542	890	2,487	2,432	4,012
Gain on sale of available-for-sale securities	59	50	145	109	245
Total noninterest income	1,667	1,004	2,691	2,671	4,354
Noninterest expense
Employee compensation and benefits	1,520	1,683	2,407	3,203	4,080
Occupancy	242	250	264	492	520
Professional fees	271	236	103	507	237
Other general and administrative	811	503	602	1,314	1,071
Total noninterest expense	2,844	2,672	3,376	5,516	5,908
Net (loss) income	$(23)	$(369)	$439	$(392)	$620

Earnings (loss) per share	$(0.01)	$(0.14)	$0.17	$(0.15)	$0.24
Tangible book value per share	$6.82	$6.86	$7.67	$6.86	$7.67
Net interest margin	3.27%	3.37%	2.82%	3.29%	2.78%

Asset Quality:
Non-performing loans to gross loans	0.19%	—%	0.03%
Non-performing assets to total assets	0.88%	1.04%	1.05%
Allowance for loan losses to gross loans	1.56%	1.37%	1.65%
Allowance for loan losses to non-performing loans	807.45%	NM*	NM*
Other real estate owned	$1,485	$1,746	$1,776
* Not meaningful due to the insignificant amount of non-performing loans.

Selected Financial Ratios: (Solera National Bank only)
Tier 1 leverage ratio	9.8%	9.7%	10.2%
Tier 1 risk-based capital ratio	14.5%	14.3%	15.8%
Total risk-based capital ratio	15.6%	15.3%	16.8%